EXHIBIT 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 30, 2013

Net Income for the Second Quarter of Fiscal 2013 was $8.3 million

Quarterly Comparison Overview:

–	Net sales decreased by 3.4%

–	Sales volume decreased by 9.2%; (Fisher brand baking nut sales volume increased by 14.5%)

–	Gross profit dollars increased by 3.5%

–	Net income decreased by 11.3%

Elgin, IL, January 30, 2013—John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)

(the “Company”) today announced operating results for its fiscal 2013 second quarter. Net income for the second quarter of fiscal 2013 was $8.3 million, or $0.76 per share diluted, compared to net income of $9.4 million, or $0.87 per share diluted, for the second quarter of fiscal 2012. Net income for the first two quarters of fiscal 2013 was $15.8 million, or $1.45 per share diluted, compared to net income of $11.8 million, or $1.09 per share diluted, for the first two quarters of fiscal 2012.

Net sales for the second quarter of fiscal 2013 were $215.6 million compared to net sales of $223.3 million for the second quarter of fiscal 2012. The decline in net sales was attributable to a 9.2% decline in sales volume, which is measured as pounds sold to customers. A decline in sales volume for peanut products in the consumer, commercial ingredients and export distribution channels primarily led to the sales volume decline in the quarterly comparison. The decline in sales volume for peanut products in these channels was mainly caused by the impact of high selling prices on demand for these products. Sales volume also declined for fruit and nut mixes in the consumer distribution channel primarily as a result of unit weight downsizing and lower sales to a significant private brand customer. The impact of the sales volume decline on net sales in the quarterly comparison was offset partially by an increase in sales volume to a major customer in the contract packaging distribution channel through additional distribution and new product offerings. The overall sales volume decline was also offset partially by a 14.5% increase in Fisher brand baking nut sales volume in the consumer distribution channel.

For the first two quarters of fiscal 2013, net sales increased to $393.1 million from $380.1 million for the first two quarters of fiscal 2012. The increase in net sales in the year to date comparison was primarily attributable to higher selling prices. Sales volume decreased by 5.4% in the year to date comparison. The decline in sales volume in the year to date comparison was driven by decreases in the consumer, commercial ingredients and export distribution channels. For the same reasons noted in the quarterly comparison, decreases in sales volume for peanut products and fruit and nut mixes were the primary cause of the sales volume decline in these distribution channels. The decline in sales volume in these distribution channels was partially offset by an increase in sales volume in the contract packaging distribution channel for the same reasons noted in the quarterly comparison. The overall sales volume decline in the year to date comparison was also offset partially by a 20.8% increase in Fisher brand baking nut sales volume in the consumer distribution channel.

The gross profit margin, as a percentage of net sales, increased to 17.0% for the second quarter of fiscal 2013 from 15.9% for the second quarter of fiscal 2012. The gross profit margin, as a percentage of net sales, increased to 17.1% for the first two quarters of fiscal 2013 from 15.1% for the first two quarters of fiscal 2012. The increase in the gross profit margins in the quarterly and year to date comparisons was attributable to a shift in sales volume to higher margin Fisher brand products and continued improvement in the alignment of selling prices and acquisition costs.

Total operating expenses for the second quarter of fiscal 2013 increased to 10.3% of net sales from 8.8% of net sales for the second quarter of fiscal 2012. Total operating expenses for the first two quarters of fiscal 2013 increased to 9.9% of net sales from 9.5% of net sales for the first two quarters of fiscal 2012. The increase in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons was mainly attributable to a significant increase in promotional spending and advertising as part of the Company’s strategic initiative to grow the Fisher brand.

Interest expense for the second quarter of fiscal 2013 declined to $1.1 million from $1.3 million for the second quarter of fiscal 2012. Interest expense for the first two quarters of fiscal 2013 was $2.4 million compared to $2.6 million for the first two quarters of fiscal 2012. The decrease in interest expense in both the quarterly and year to date comparisons was attributable primarily to a decrease in average short-term borrowings during the second quarter. The decline in short-term borrowings occurred mainly as a result of significantly lower acquisition costs for pecans during the current second quarter compared to acquisition costs for pecans during last year’s second quarter.

The total value of inventories on hand at the end of the second quarter of fiscal 2013 increased by $12.1 million, or 7.8%, as compared to the total value of inventories on hand at the end of the second quarter of fiscal 2012. The quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2013 increased by 30.4% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2012. The weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2013 decreased by 11.1% as compared to the weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2012 mainly because of lower per pound acquisition costs for pecans.

“We are pleased with our results for the first two quarters of fiscal 2013, especially in the continued growth of our Fisher brand baking nut business,” explained Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our significant increase in promotional spending and advertising, while negatively impacting our current net income, is intended to achieve growth for our higher-margin branded business both now and in the future. Lower acquisition costs for pecans, peanuts and cashews should assist us in achieving our growth initiatives for the Fisher brand in fiscal 2013. Our strong financial results and manageable debt position allowed us to pay a $1.00 per share special cash dividend on December 28, 2012,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 31, 2013, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4218 from the U.S. or 617-213-4870 internationally and enter the participant passcode of 26931505. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xx) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 27, 2012	December 29, 2011	December 27, 2012	December 29, 2011
Net sales	$215,619	$223,309	$393,126	$380,109
Cost of sales	178,943	187,868	325,877	322,902

Gross profit	36,676	35,441	67,249	57,207

Operating expenses:
Selling expenses	14,598	12,320	24,777	22,345
Administrative expenses	7,652	7,339	14,177	13,589

Total operating expenses	22,250	19,659	38,954	35,934

Income from operations	14,426	15,782	28,295	21,273

Other expense:
Interest expense	1,104	1,303	2,350	2,641
Rental and miscellaneous expense, net	289	301	819	607

Total other expense, net	1,393	1,604	3,169	3,248

Income before income taxes	13,033	14,178	25,126	18,025
Income tax expense	4,732	4,824	9,291	6,229

Net income	$8,301	$9,354	$15,835	$11,796

Basic earnings per common share	$0.77	$0.87	$1.46	$1.10

Diluted earnings per common share	$0.76	$0.87	$1.45	$1.09

Weighted average shares outstanding
– Basic	10,838,037	10,711,430	10,817,359	10,697,039

– Diluted	10,941,242	10,776,610	10,948,675	10,775,278

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 27, 2012	June 28, 2012	December 29, 2011
ASSETS
CURRENT ASSETS:
Cash	$15,276	$2,459	$3,555
Accounts receivable, net	45,999	49,867	50,738
Inventories	168,042	146,384	155,938
Deferred income taxes	4,823	4,823	4,882
Prepaid expenses and other current assets	7,922	3,284	6,732

	242,062	206,817	221,845

PROPERTIES, NET:	144,901	146,711	150,672

OTHER ASSETS:
Intangibles, net	9,410	10,944	12,430
Other	8,091	7,255	7,009

	17,501	18,199	19,439

	$404,464	$371,727	$391,956

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$5,636	$45,848	$24,994
Current maturities of long-term debt	12,280	12,724	10,466
Accounts payable	89,813	33,044	74,717
Book overdraft	3,903	1,947	4,535
Accrued expenses	22,121	26,144	23,673
Dividends payable	10,889	—	—
Income taxes payable	2,322	—	3,188

	146,964	119,707	141,573

LONG-TERM LIABILITIES:
Long-term debt	35,036	36,206	40,866
Retirement plan	13,466	13,335	10,662
Deferred income taxes	966	460	1,606
Other	951	1,006	1,064

	50,419	51,007	54,198

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	84	83	82
Capital in excess of par value	104,709	103,876	103,050
Retained earnings	107,505	102,559	97,233
Accumulated other comprehensive loss	(4,039)	(4,327)	(3,002)
Treasury stock	(1,204)	(1,204)	(1,204)

	207,081	201,013	196,185

	$404,464	$371,727	$391,956

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